Exhibit 99.1

Lihua International Announces Preliminary Unaudited 2010 Financial Results

2010 Gross Profit of $62.1 Million Exceeds Guidance with $40.0 Million in Non-GAAP Net Income

High Growth Copper Manufacturing Leader Introduces 2011 Financial Guidance

DANYANG, China, Feb. 22, 2011 /PRNewswire-Asia/ -- Lihua International, Inc. (Nasdaq: LIWA) (“Lihua” or the “Company”), a leading Chinese developer, designer, and manufacturer of low cost, high quality alternatives to pure copper products, including refined copper products and superfine and magnet wire, today announced preliminary financial results for year ended December 31, 2010 and introduced 2011 financial guidance.

Preliminary Full-Year 2010 Results:

For the 12 months ended December 31, 2010, the Company expects revenue of $370.5 million, representing growth of 129% over $161.5 million in 2009.

Full-year gross profit is expected to be approximately $62.1 million, an increase of 71% over $36.2 million in 2009. Lihua’s preliminary gross profit exceeds the Company’s previous guidance of $57.0 - $60.0 million.

GAAP net income for 2010 is expected to nearly triple to $40.6 million, compared with $13.7 million in 2009.

Non-GAAP net income for the year is expected to be $40.0 million, compared with $25.6 million in 2009. Non-GAAP net income for the 12 months ended December 31, 2010 excludes non-cash gain totaling $0.9 million related to changes in the fair value of warrants and gain on warrant extinguishment, as well as an $0.3 million offering related expenses from the Company’s follow-on public offering in April 2010. Non-GAAP net income for 2009 excludes charges totaling approximately $11.9 million related to changes in the fair value of warrants. Lihua previously provided non-GAAP net income guidance for 2010 of $38.1 - $40.3 million.

“2010 was another year of growth and successful execution for Lihua, evidenced by our strong top - and bottom-line performance,” said Mr. Jianhua Zhu, Chairman and Chief Executive Officer of Lihua. “The solid growth of our business is a result of our new refined copper product offering, capacity expansion in both refining and wire drawing, and strong customer demand for all of our products. Importantly, the addition of copper anode to our business has significantly bolstered our volume demand. We are now addressing a greater segment of the market for considerably larger quantities than historical levels among our wire business.”

Lihua’s expected year-over-year growth is primarily attributable to increased sales of refined copper products following the addition of the Company’s second smelter in July 2010, which doubled annual refined copper capacity from 25,000 tons to 50,000 tons and the launch of copper anode, which enabled Lihua to penetrate a wide range of new end markets. Full-year 2010 sales of copper anode, which was introduced in the third quarter, are expected to be over 12,000 tons.

Lihua plans to issue complete audited financial results for the fiscal year ended December 31, 2010 and host a conference call to discuss its results on March 9, 2011 before the market opens.

2011 Guidance

Lihua is targeting 2011 gross profit of $80.0 million to $82.0 million and non-GAAP net income of $52.0 million to $54.0 million, representing year-over-year growth of 29 - 32% and 30 - 35%, respectively. The Company expects that 2011 growth will be driven by the introduction of Lihua’s copper recycling facility in the second half of 2011 with continued strong demand in China for recycled copper and copper alternatives in the household appliance, consumer white goods and infrastructure markets. The new copper recycling facility will initially house two new smelters.  Once online, the new smelters will effectively double Lihua’s scrap copper refinery capacity to 100,000 tons annually.

About Non-GAAP Financial Measures

The Company uses non-GAAP net income and other non-GAAP metrics such as EBITDA to provide information about its operating trends.  Investors are cautioned that non-GAAP net income and EBITDA are not measures of liquidity or of financial performance under Generally Accepted Accounting Principles (“GAAP”).

The Company defines non-GAAP net income as net income excluding the change in fair value of warrants and other one-time or non-recurring items that are evaluated on an individual basis. The non-GAAP net income numbers presented may not be comparable to similarly titled measures reported by other companies. Non-GAAP net income, while providing useful information, should not be considered in isolation or as an alternative to net income or cash flows as determined under GAAP. Consistent with Regulation G under the U.S. federal securities laws, the non-GAAP measures in this press release have been reconciled to the nearest GAAP measure, and this reconciliation is located under the heading “Non-GAAP Net Income Calculation” below.

Non-GAAP Net Income Calculation
	For Fiscal Year Ended December 31,
($s in millions)	2010	2009
Net Income	$40.6	$13.7
Change in Fair Value of Warrants	(0.5)	11.9
Gain on Extinguishment of Warrants	(0.4)
One Time Offering Expenses	0.3
Non-GAAP Net Income	$40.0	$25.6

About Lihua International, Inc.

Lihua, through its two wholly-owned subsidiaries, Lihua Electron and Lihua Copper, is a leading value-added manufacturer of copper replacement products for China’s rapidly growing copper wire and copper replacement product market. Lihua is one of the first vertically integrated companies in China to develop, design and manufacture lower cost, high quality alternatives to pure copper magnet wire and pure copper alternative products. Lihua’s products include refined copper products and superfine wires. Current product offerings include copper anode and copper rod, CCA and copper wire.  Except for CCA wire, all other products are produced from recycled scrap copper. Lihua’s products are sold in China either directly to manufacturers or through distributors in the wire and cable industries and manufacturers in a wide variety of industries including the consumer electronics, white goods, automotive, utility, telecommunications and specialty cable industries. Lihua’s corporate and manufacturing headquarters are located in the heart of China’s copper industry in Danyang, Jiangsu Province. For more information, visit: http://www.lihuaintl.com.

To be added to the Company’s email distribution for future news releases, please send your request to lihua@tpg-ir.com.

Safe Harbor Statement

This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including, without limitation, statements about its business or growth strategy, general industry conditions including availability of copper or recycled scrap copper, future operating results of the Company, capital expenditures, expansion and growth opportunities, bank borrowings, financing activities and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this press release are based on reasonable assumptions, actual results may differ from those projected in the forward-looking statements.

Please note that information in this press release reflects management views as of the date of issuance.

Contact

Lihua International, Inc.
Daphne Huang
EVP of Corporate Finance and Director of Investor Relations
(516) 717-9939
Daphne_huang@lihuaintl.com

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
(212) 481-2050
lihua@tpg-ir.com